Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2025 Financial Results

Stamford, CT – October 31, 2024 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2024.

Key Recent Development

●	Declared an irregular dividend totaling $42.8 million to be paid on or about November 25, 2024 to shareholders of record as of November 5, 2024.

Highlights for the Second Quarter Fiscal Year 2025

●	Revenues of $82.4 million.

●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $37,010.

●	Net income of $9.4 million, or $0.22 earnings per diluted share (“EPS”), and adjusted net income(1) of $15.0 million, or $0.35 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $46.2 million.

●	Declared and paid an irregular cash dividend totaling $42.8 million in August 2024.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Rates during the quarter reflect a return to a balanced market as the Panama Canal drought effect has reversed. The fundamentals of the seaborne LPG trade remain strong, as LPG’s availability, cost effectiveness, and environmental footprint make it a fuel of choice for many applications. Our view of the VLGC sector prospects underpinned our dividend declaration this quarter and reflects our commitment to disciplined capital allocation. I am happy to welcome Mark Ross to our Board of Directors. Mark recently retired as President of Chevron Shipping. Mark’s expertise and the values we share will contribute positively to the continuing success of Dorian. As always, I acknowledge our dedicated seafarers and shoreside staff, whose hard work and dedication make our results possible.”

Second Quarter Fiscal Year 2025 Results Summary

Net income amounted to $9.4 million, or $0.22 per diluted share, for the three months ended September 30, 2024, compared to $76.5 million, or $1.89 per diluted share, for the three months ended September 30, 2023.

Adjusted net income amounted to $15.0 million, or $0.35 per diluted share, for the three months ended September 30, 2024, compared to adjusted net income of $75.0 million, or $1.85 per diluted share, for the three months ended September 30, 2023. Adjusted net income for the three months ended September 30, 2024 is calculated by adjusting net income for the same period to exclude an unrealized loss on derivative instruments of $5.6 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $60.0 million decrease in adjusted net income for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, is primarily attributable to (i) a decrease of $62.3 million in revenues; (ii) increases of

$2.9 million in general and administrative expenses, and $0.4 million in depreciation and amortization; (iii) a $1.6 million unfavorable change in other gain/(loss), net; and (iv) a decrease in realized gain on derivatives of $0.2 million; partially offset by an increase of $2.5 million in interest income and decreases of $2.2 million in charter hire expenses, $1.5 million in vessel operating expenses, $0.9 in interest and finance costs, and $0.4 million in voyage expenses.

The TCE rate per available day for our fleet was $37,010 for the three months ended September 30, 2024, a 41.1% decrease from $62,846 for the same period in the prior year. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day decreased to $10,114 for the three months ended September 30, 2024 compared to $10,858 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charter revenues, and other revenues, net, were $82.4 million for the three months ended September 30, 2024, a decrease of $62.3 million, or 43.0%, from $144.7 million for the three months ended September 30, 2023 primarily due to reduced average TCE rates, which declined by $25,836 per available day from $62,846 for the three months ended September 30, 2023 to $37,010 for the three months ended September 30, 2024, primarily due to lower spot rates. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $52.049 during the three months ended September 30, 2024 compared to an average of $121.007 during the six months ended September 30, 2023.

Vessel Operating Expenses

Vessel operating expenses were $19.5 million during the three months ended September 30, 2024, or $10,114 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and decreased by $1.5 million, or 6.9% from $21.0 million for the three months ended September 30, 2023.The decrease of $744 per vessel per calendar day, from $10,858 for the three months ended September 30, 2023 to $10,114 per vessel per calendar day for the three months ended September 30, 2024 was primarily the result of decreases per vessel per calendar day of $301 for spares and stores, $166 for lubricants, $116 for repairs and maintenance and $207 per vessel per calendar day for other vessel operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $632 from $10,399 for the three months ended September 30, 2023 to $9,767 for the three months ended September 30, 2024.

General and Administrative Expenses

General and administrative expenses were $16.5 million for the three months ended September 30, 2024, an increase of $2.9 million, or 21.2%, from $13.6 million for the three months ended September 30, 2023 and was driven by increases of $1.8 million in stock-based compensation, $0.7 million in cash bonuses, and $0.4 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $9.4 million for the three months ended September 30, 2024, a decrease of $0.9 million, or 8.5%, from $10.3 million for the three months ended September 30, 2023. The decrease of $0.9 million during this period was mainly due to a decrease of $0.9 million in loan interest on our long-term debt, which was driven by a decrease in average indebtedness, excluding deferred financing fees, from $645.0 million for the three months ended September 30, 2023 to $593.3 million for the three months ended September 30, 2024.

Interest Income

Interest income amounted to $4.5 million for the three months ended September 30, 2024, compared to $2.0 million for the three months ended September 30, 2023. The increase of $2.5 million is mainly attributable to higher average cash balances for the three months ended September 30, 2024 when compared to the three months ended September 30, 2023.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to $5.6 million for the three months ended September 30, 2024, compared to a gain of $1.6 million for the three months ended September 30, 2023. The $7.2 million unfavorable change is primarily attributable to (1) an unfavorable change of $7.1 million in the fair value of our interest rate swaps caused by changes in forward SOFR yield curves and changes in notional amounts, and (2) an unrealized loss on our FFA positions of less than $0.1 million.

Fleet

The following table sets forth certain information regarding our fleet as of October 25, 2024.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Concorde	84,000	Hyundai	2015	X	S	Pool(4)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	S	Pool(4)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2027
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(4)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(4)	—
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(2)	Represents calendar year quarters.

(3)	Operated pursuant to a bareboat chartering agreement.

(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in November 2019.

(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.

(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

External factors were influential on the market, particularly in the U.S. Gulf where weather effects of Hurricane Beryl played a major role. Exports in the U.S. were limited in July and fell nearly 0.5 million metric tons (“MM MT”) from June 2024. Hurricane Beryl hampered terminals from finding the required capacity to clear the backlog of vessels from delays in June when chiller breakdowns were witnessed, the Panama Canal saw minimal delays to shipping, and tropical storm Alberto reduced export capacity.

Total exports in August from the U.S. reached a record high level of 5.8 MM MT, evidencing strong production numbers in North America. For the freight market, however, rates reduced in July and August, although the latter part of September and the first part of October saw a rebound in rates, once vessel supply reduced. While vessel supply was rebalancing, terminal fees for available spot cargoes significantly strengthened , reflecting the limited terminal capacity during the period. Higher terminal fees compressed the arbitrage between the U.S. and Asia, although demonstrating that traders of the arbitrage were willing to pay the higher fees because the trade remained profitable. Terminal fees are forecast to remain strong for the rest of the year particularly with additional maintenance/force majeure seen at the Nederland terminal at the end of September/beginning of October.

Imports into China fell from 3.48 MM MT in July to under 3 MM MT in August, indicative of the reduced export capacity from the U.S. in June and July. Chinese imports also remained below July levels in September, at under 3.1 MM MT, with part of the reason being lower demand ahead of the National Day holiday in early October. Limited upside on olefin/polyolefin prices also reduced the incentive for increasing imports dramatically. According to NGLStrategy’s analysis, steam cracking margins for propane in the Far East fell from an average of $66 per metric ton in Q2 2024 to $2 per metric ton in Q3 2024. In NW Europe, economics were superior to those seen in the East, with naphtha margins returning to positive territory in August after reaching an average of ($118) per metric ton in July. The challenging plant economics are resulting in lower operating rates for some plants, particularly PDH plants, where nominal overcapacity remains in China, keeping margins for the production of propylene and polypropylene at low levels.

A further 3 new VLGCs were added during Q3 2024, adding some extra capacity to a freight market that has been primarily impacted by the overhang of vessel supply in the U.S. Gulf Coast (“USGC”) from the quarter prior, capacity limitations at USGC terminals, and the aftermath of Hurricane Beryl. The fourth calendar quarter of 2024 has a similar number of scheduled deliveries, but seasonality indicates increased seaborne trade for LPG with winter demand increasing in the far east.

An additional 41 VLGCs equivalent to roughly 3.6 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2027. The average age of the global fleet is now approximately 10.6 years old. Currently the VLGC orderbook stands at approximately 10% of the global fleet, excluding the VLAC (Very Large Ammonia Carriers) and VLEC (Very Large Ethane Carriers) orderbook which totals 119 vessels with potential capability to carry LPG as a product.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Statement of Operations Data
Revenues	$82,433,480	$144,698,462	$196,786,522	$256,261,369
Expenses
Voyage expenses	752,552	1,221,228	1,557,537	1,519,611
Charter hire expenses	9,851,068	12,068,419	20,496,208	22,615,229
Vessel operating expenses	19,539,916	20,977,119	40,020,195	40,819,505
Depreciation and amortization	17,370,662	17,045,919	34,541,648	33,701,236
General and administrative expenses	16,458,650	13,578,648	26,882,720	22,796,785
Total expenses	63,972,848	64,891,333	123,498,308	121,452,366
Other income—related parties	635,454	680,950	1,281,397	1,301,383
Operating income	19,096,086	80,488,079	74,569,611	136,110,386
Other income/(expenses)
Interest and finance costs	(9,438,273)	(10,314,881)	(18,956,703)	(20,718,730)
Interest income	4,461,174	2,030,752	8,189,681	3,720,972
Unrealized gain/(loss) on derivatives	(5,583,238)	1,560,594	(6,004,865)	4,419,868
Realized gain on derivatives	1,654,119	1,928,217	3,371,368	3,775,981
Other gain/(loss), net	(761,263)	819,904	(452,347)	925,325
Total other income/(expenses), net	(9,667,481)	(3,975,414)	(13,852,866)	(7,876,584)
Net income	$9,428,605	$76,512,665	$60,716,745	$128,233,802
Earnings per common share—basic	0.22	1.90	1.46	3.19
Earnings per common share—diluted	$0.22	$1.89	$1.45	$3.18
Financial Data
Adjusted EBITDA(1)	$46,151,691	$104,564,452	$124,109,084	$179,414,324
Fleet Data
Calendar days(2)	1,932	1,932	3,843	3,843
Time chartered-in days(3)	340	416	704	780
Available days(4)(5)	2,207	2,283	4,467	4,501
Average Daily Results
Time charter equivalent rate(5)(6)	$37,010	$62,846	$43,705	$56,597
Daily vessel operating expenses(7)	$10,114	$10,858	$10,414	$10,622

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2024	September 30, 2023	September 30, 2025	September 30, 2023
Net income	$9,428,605	$76,512,665	$60,716,745	$128,233,802
Interest and finance costs	9,438,273	10,314,881	18,956,703	20,718,730
Unrealized (gain)/loss on derivatives	5,583,238	(1,560,594)	6,004,865	(4,419,868)
Realized gain on interest rate swaps	(1,667,809)	(1,928,217)	(3,385,058)	(3,775,981)
Stock-based compensation expense	5,998,722	4,179,798	7,274,181	4,956,405
Depreciation and amortization	17,370,662	17,045,919	34,541,648	33,701,236
Adjusted EBITDA	$46,151,691	$104,564,452	$124,109,084	$179,414,324

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties excluding off-hire days. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

Note that we have updated our definition of available days to include unscheduled maintenance as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

(5)	Prior period amounts have been updated to conform to current period presentation.

(6)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies. Note that we have updated the denominator of our calculation of TCE to be our updated definition of available days (see note 4 above) as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except available days)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Numerator:
Revenues	$82,433,480	$144,698,462	$196,786,522	$256,261,369
Voyage expenses	(752,552)	(1,221,228)	(1,557,537)	(1,519,611)
Time charter equivalent	$81,680,928	$143,477,234	$195,228,985	$254,741,758

Pool adjustment*	—	—	(2,050)	895,272
Time charter equivalent excluding pool adjustment*	$81,680,928	$143,477,234	$195,226,935	$255,637,030

Denominator:
Available days**	2,207	2,283	4,467	4,501
TCE rate:
Time charter equivalent rate**	$37,010	$62,846	$43,705	$56,597
TCE rate excluding pool adjustment*	$37,010	$62,846	$43,704	$56,796

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

**  Prior period amounts have been updated to conform to current period presentation of available days (see footnotes to tables above).

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income	$9,428,605	$76,512,665	$60,716,745	$128,233,802
Unrealized (gain)/loss on derivatives	5,583,238	(1,560,594)	6,004,865	(4,419,868)
Adjusted net income	$15,011,843	$74,952,071	$66,721,610	$123,813,934

Earnings per common share—diluted	$0.22	$1.89	$1.45	$3.18
Unrealized (gain)/loss on derivatives	0.13	(0.04)	0.14	(0.11)
Adjusted earnings per common share—diluted	$0.35	$1.85	$1.59	$3.07

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2024	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$348,628,442	$282,507,971
Restricted cash—current	788,151	—
Trade receivables, net and accrued revenues	1,034,492	659,567
Due from related parties	60,941,092	52,352,942
Inventories	2,430,738	2,393,379
Available-for-sale debt securities	9,893,579	11,530,939
Derivative instruments	2,025,695	5,139,056
Prepaid expenses and other current assets	13,781,659	14,297,917
Total current assets	439,523,848	368,881,771
Fixed assets
Vessels, net	1,178,842,709	1,208,588,213
Vessel under construction	24,657,708	23,829,678
Total fixed assets	1,203,500,417	1,232,417,891
Other non-current assets
Deferred charges, net	12,060,949	12,544,098
Derivative instruments	1,299,869	4,145,153
Due from related parties—non-current	26,400,000	25,300,000
Restricted cash—non-current	78,011	75,798
Operating lease right-of-use assets	175,790,541	191,700,338
Other non-current assets	2,588,087	2,585,116
Total assets	$1,861,241,722	$1,837,650,165
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,962,065	$10,185,962
Accrued expenses	4,049,030	3,948,420
Due to related parties	464,259	7,283
Deferred income	1,545,914	486,868
Derivative instruments	46,220	—
Current portion of long-term operating lease liabilities	33,671,870	32,491,122
Current portion of long-term debt	53,766,642	53,543,315
Dividends payable	532,324	1,149,665
Total current liabilities	104,038,324	101,812,635
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	525,241,805	551,549,215
Long-term operating lease liabilities	142,135,644	159,226,326
Other long-term liabilities	1,576,174	1,528,906
Total long-term liabilities	668,953,623	712,304,447
Total liabilities	772,991,947	814,117,082
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,294,696 and 51,995,027 shares issued, 42,804,479 and 40,619,448 shares outstanding (net of treasury stock), as of September 30, 2024 and March 31, 2024, respectively	542,947	519,950
Additional paid-in-capital	864,375,031	772,714,486
Treasury stock, at cost; 11,490,217 and 11,375,579 shares as of September 30, 2024 and March 31, 2024, respectively	(131,096,907)	(126,837,239)
Retained earnings	354,428,704	377,135,886
Total shareholders’ equity	1,088,249,775	1,023,533,083
Total liabilities and shareholders’ equity	$1,861,241,722	$1,837,650,165

Conference Call

A conference call to discuss the results will be held on Thursday, October 31, 2024 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-245-3047, or for international callers, 1-203-518-9848, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11157466. The replay will be available until November 7, 2024, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Our fleet currently consists of twenty-five modern VLGCs, including twenty ECO VLGCs and four dual-fuel ECO VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.